Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2005 accompanying the consolidated financial statements included in the Annual Report of Vision Bancshares, Inc. on Form 10-KSB for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vision Bancshares, Inc. on Form S-8, effective October 31, 2003 (file no. 333-110133), on Form S-8, effective October 31, 2003 (file no. 333-110134), and on Form S-8, effective October 31, 2003 (file no. 333-110137).

Atlanta, Georgia

March 30, 2005

MAULDIN & JENKINS, LLC

/s/ MAULDIN & JENKINS, LLC